Exhibit 99

THE MIDLAND COMPANY

7000 MIDLAND BOULEVARD

AMELIA, OHIO 45102-2607

(513) 943-7100

MAILING ADDRESS

P.O. BOX 1256

CINCINNATI, OHIO 45201

For Immediate Release	July 27, 2006

Contact:	W. Todd Gray
Executive Vice President and CFO
(513) 943-7100

The Midland Company Announces CFO to Retire in 2007;

Names Current Treasurer as Successor

➢ Company also declares regular quarterly dividend

Cincinnati, Ohio, July 27, 2006 –The Midland Company (Nasdaq:MLAN), a highly focused provider of specialty insurance products and services, today reported that its chief financial officer, John I. Von Lehman, has announced plans to retire when he turns 55 in the third quarter of 2007 after 27 years with the company, including the last 19 as its chief financial officer.

Midland president and chief executive officer, John W. Hayden, applauded Von Lehman’s notable contributions to the company’s consistently strong performance and said that his early retirement is in keeping with long held career objectives.

“Midland has truly benefited from John’s financial acumen and comprehensive understanding of our strategic imperatives over the past two and a half decades,” Hayden said. “Part of the unique candor that characterizes John has always included the sharing of his desire to retire early.

“An important part of his legacy to Midland can be seen in the deep and talented finance department he has developed...a group of professionals that is ready to carry on the tradition of excellence we have enjoyed with John’s help,” Hayden added.

In a related action, Midland’s Board of Directors named W. Todd Gray, Midland’s treasurer, to succeed Von Lehman as Midland’s chief financial officer effective July 27, 2006. Gray was also named executive vice president of Midland. Gray, age 38, has been with Midland for more than 12 years after starting his career in public accounting. He has been Midland’s treasurer since 1997 and has worked closely with Von Lehman on all aspects of the financial leadership as well as with Hayden in a business development role. Von Lehman will retain his position as executive vice president and secretary and will work closely with Gray for the next year to ensure a smooth transition. Von Lehman will also be spending more time in a business development capacity.

The Board also promoted Matthew J. McConnell to Midland’s treasurer. McConnell, who has been with the company since 1999, has served as assistant treasurer for the past two years. Prior to that, he managed Midland’s internal audit department after starting his career in public accounting.

“We know that John will enjoy his retirement and we wish him all the best,” Hayden said. “But, we still have him for another year and will continue to leverage his experience and draw on the skills of his team as we continue to report on our business with discipline, transparency and integrity. Todd and Matt have distinguished themselves both inside and outside our organization and we look forward to drawing upon their strengths as we continue to take Midland to higher levels.”

The Midland Company Announces CFO to Retire in 2007 and Names Treasurer as Successor

July 27, 2006

Regular Quarterly Dividend Declared

The Company also announced that the Board of Directors has declared a regular quarterly dividend of 6.125 cents per share, maintaining the annual dividend at 24.5 cents per share. The quarterly dividend is payable October 4, 2006 to shareholders of record on September 21, 2006. The Midland Company presently has 19,089,000 shares outstanding.

About the Company

Midland, which is headquartered in Cincinnati, Ohio, is a provider of specialty insurance products and services through its wholly owned subsidiary, American Modern Insurance Group, which accounts for approximately 95 percent of Midland’s consolidated revenue. American Modern specializes in writing physical damage insurance and related coverages on manufactured housing and has expanded to other specialty insurance products including coverage for site-built homes, motorcycles, watercraft, snowmobiles, recreational vehicles, physical damage on long-haul trucks, extended service contracts, excess and surplus lines coverages, credit life and related products as well as collateral protection and mortgage fire products sold to financial institutions and their customers. Midland also owns a niche transportation business, M/G Transport Group, which operates a fleet of dry cargo barges for the movement of dry bulk commodities on the inland waterways. Midland’s common stock is traded on the Nasdaq National Market under the symbol MLAN. Additional information on the company can be found on the Internet at www.midlandcompany.com.